Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-170814) of our report dated March 17, 2011, except for the guarantor financial information presented in Note 27 as to which the date is June 20, 2011, and except for Revision II described in Note 2, as to which the date is August 12, 2011, relating to the financial statements of LyondellBasell Industries N.V. and our report dated March 17, 2011, except for the guarantor financial information presented in Note 27 as to which the date is June 20, 2011, and except for Revision II described in Note 2, as to which the date is August 12, 2011, relating to the financial statements of the predecessor to LyondellBasell Industries N.V., which appear in this Current Report on Form 8-K/A.
PricewaterhouseCoopers LLP
Houston, Texas
August 12, 2011